Prospectus Supplement No. 2 (to Prospectus dated May 23, 2007)	Filed Pursuant to Rule 424(b)(7) Registration No. 333-143197
$260,000,000
2.00% Convertible Senior Notes due 2012

     This prospectus supplement supplements the prospectus dated May 23, 2007, as supplemented by the prospectus supplement dated June 22, 2007, relating to the resale by certain selling securityholders of our 2.00% Convertible Senior Notes due 2012 (the “notes”) and the shares of our common stock issuable upon conversion of the notes. The prospectus dated May 23, 2007, as supplemented by the prospectus supplement dated June 22, 2007, is referred to herein as the “prospectus.”
     You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.
     Investing in the notes or our common stock issuable upon conversion of the notes involves risks that are described in the “Risk Factors” section of the prospectus and the risk factors incorporated therein by reference from our annual and quarterly reports filed with the Securities and Exchange Commission, or SEC.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is July 20, 2007.

SELLING SECURITYHOLDERS
     The information in the prospectus in the table under the caption “Selling Securityholders” is amended by:
•	replacing the information included therein regarding the selling securityholders identified in the first column of the “Revised Information Regarding Selling Securityholders” table below with the information set forth in the “Revised Information Regarding Selling Securityholders” table below; and

•	adding the information in the below “Additional Selling Securityholders” table regarding certain selling securityholders.
     The information set forth below is based on information previously provided by or on behalf of the selling securityholders. Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under the prospectus (as amended and supplemented hereby). Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.
     Unless described in the prospectus under the caption “Selling Securityholder” (as amended and supplemented hereby), based upon information previously provided by the selling securityholders, the selling securityholders do not beneficially own in excess of 1% of our outstanding common stock.
     Except as noted in the prospectus under the caption “Selling Securityholder” (as amended and supplemented hereby), based upon the information previously provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

Revised Information Regarding	Principal amount of
Selling Securityholders	notes beneficially	Number of Shares of Common Stock
	owned	Beneficially Owned	Offered
Name (1)	and offered hereby	(2)	Hereby(2)
PBGC Maintenance (3)	150,000	3,527	3,527

Additional Selling Securityholders	Principal amount of
	notes beneficially	Number of Shares of Common Stock
	owned	Beneficially Owned	Offered
Name (1)	and offered hereby	(2)	Hereby(2)
Nissura Master Fund Ltd. (4)	3,000,000	70,534	70,534
Deephaven Domestic Convertible Trading Ltd. (5)(6)	3,000,000	70,534	70,534

(1)	Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)	Includes common stock issuable upon conversion of the notes, assuming conversion of all the named selling securityholder’s notes at the initial conversion rate of 23.5114 shares of common stock per $1,000 principal amount at maturity of the notes, subject to adjustment, however, as described under “Description of the Notes-Conversion Rights-Conversion Rate Adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(3)	PBGC Maintenance has indicated that Chris Dialynas exercises sole voting and dispostive power with respect to the notes and the common stock issuable upon conversion of the notes.

(4)	Nissura Master Fund Ltd. has indicated that Brian Taylor exercises sole voting and dispositive power with respect to the notes and common stock issuable upon conversion of the notes.

(5)	Deephaven Domestic Convertible Trading Ltd. has indicated that Deephaven Capital Management LLC (the investment advisor) has dispositve power with respect to the notes and the common stock issuable upon conversion of the notes.

(6)	The selling security-holder is an affiliate of a broker-dealer.

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